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NEWS ANNOUNCEMENT                                           Wachovia Corporation
                                                               Atlanta, GA 30383
                                                         Winston-Salem, NC 27150

For Additional Information:
Wachovia -- Ed L. Hutchins, 336-732-4200
IJL -- Jane P. Shoemaker, 704-379-9015
October 27, 1998

FOR RELEASE:  Immediately

                 INTERSTATE/JOHNSON LANE TO MERGE WITH WACHOVIA

         Wachovia Corporation and Interstate/Johnson Lane Inc. today announced an agreement in which Interstate/Johnson Lane will merge with Wachovia. Interstate/Johnson Lane is a full-service investment banking and securities brokerage company based in Charlotte, N.C.

         The agreement was approved today by the boards of directors of both Interstate/Johnson Lane Inc. and Wachovia Corporation. The transaction, which is subject to approval by IJL shareholders, the Federal Reserve and other regulatory authorities, is expected to close in the first half of 1999.

         The merger will be accounted for as a purchase. The merger agreement provides for a tax-free exchange of Wachovia common shares for all shares of IJL common stock. The per share exchange ratio will be determined at the time of closing and will be based on the ratio of $32 per IJL share to the average closing price per share of Wachovia's common stock over the five trading days prior to closing. The transaction is valued at $230 million. In addition, Wachovia has established an employee retention pool of $23 million in restricted stock for key employees of IJL. Before pre-tax merger and integration charges of $16 million in 1999, the transaction is expected to be nondilutive to Wachovia's earnings in 1999 and accretive to earnings in 2000 and beyond.

         Wachovia intends to repurchase in the open market or otherwise a number of shares of Wachovia common stock approximately equal to the number of shares issued in the merger. These repurchases will be in addition to Wachovia's previously announced repurchase plan. In addition, Wachovia may purchase shares of common stock of IJL as well pending consummation of the merger.

         IJL will give Wachovia full-service brokerage capabilities through its 63 Private Client Group offices in the Carolinas, Georgia and Virginia. CapTrust Financial Advisors LLC, an IJL subsidiary, provides investment consulting and brokerage services in these and other geographic markets. IJL's equity research, investment banking and established institutional equity and fixed income distribution businesses will complement Wachovia's growing capital markets activities.

                                      -more-

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         "IJL will strengthen Wachovia's relationship approach to serving our customers by adding full service brokerage services. IJL financial consultants will become part of Wachovia's network of financial, investment management, insurance and estate planning specialists," said L. M. Baker Jr., Wachovia's chief executive officer. "In addition, IJL will add valuable equity research, underwriting and sales capabilities for Wachovia's rapidly growing capital markets business line."

         "IJL has a long tradition of building close relationships and giving every client personal attention," said James H. Morgan, chairman and chief executive officer of IJL. "Wachovia, too, possesses a relationship-oriented culture. By combining our talents, strengths and resources in this strategic combination, we can provide superior value for our shareholders and a wider range of financial services to the individuals, corporations and institutions we serve."

         Upon closing, IJL will be integrated into Wachovia through a new broker-dealer subsidiary with Morgan as chief executive officer. The subsidiary, which will be known as Wachovia Securities Inc., is expected to include the activities of Interstate/Johnson Lane, CapTrust and all Section 20 activities of Wachovia's Capital Markets Division.

         The companies expect that the growth potential of the combined company together with natural attrition will result in minimal job loss.

         In connection with the merger, IJL issued to Wachovia an option to purchase up to 19.9 percent of IJL's stock under certain circumstances. In addition, directors and executive officers of IJL controlling over 27 percent of IJL's outstanding shares have agreed to vote in favor of the merger.

         Headquartered in Charlotte, IJL is a regional financial services firm whose subsidiaries provide securities brokerage, investment banking and underwriting, and investment consulting services to individuals, institutions, municipalities and corporations. Its principal operating unit, Interstate/Johnson Lane Corporation, is one of the largest full-service broker-dealers headquartered in the Southeast. It is a member of SIPC and The New York Stock Exchange.

         Wachovia Corporation is an interstate bank holding company with dual headquarters in Atlanta and Winton-Salem, N.C. As of September 30, 1998, Wachovia Corporation had assets of $65.6 billion. Wachovia Bank, N.A. provides consumer banking services through more than 750 offices and 1,300 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia. Wachovia offers a broad range of credit, specialized finance, capital markets, investment and processing services tailored to meet the needs of companies of all sizes.